Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Publix Super Markets, Inc.:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-62705, No. 333-63544 and No. 333-147049) on Form S-8 of Publix Super Markets, Inc. of our reports dated February 26, 2010 with respect to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 26, 2009 and December 27, 2008, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the fiscal years in the three-year period ended December 26, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 26, 2009, which reports appear in the December 26, 2009 Annual Report on Form 10-K of Publix Super Markets, Inc.

KPMG LLP

Tampa, Florida

February 26, 2010

Certified Public Accountants